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                                                                    EXHIBIT 99.1


                        IDEC PHARMACEUTICALS CORPORATION
                             1988 STOCK OPTION PLAN

                   (AMENDED AND RESTATED THROUGH MAY 20, 1999)


I.      PURPOSES OF THE PLAN

                (a) This Stock Option Plan (the "Plan") is intended to promote the interests of IDEC Pharmaceuticals Corporation, a Delaware corporation (the "Corporation"), by providing a method whereby (i) key employees (including officers and directors) of the Corporation (or its parent or subsidiary corporations) responsible for the management, growth and financial success of the Corporation (or its parent or subsidiary corporations), (ii) the non-employee members of the Corporation's Board of Directors (or any parent or subsidiary corporations) and (iii) independent consultants and advisors who provide valuable services to the Corporation (or its parent or subsidiary corporations) may be offered incentives and rewards which will encourage them to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Corporation and continue to render services to the Corporation (or its parent or subsidiary corporations).

                (b) The following provisions shall be applicable in determining the parent and subsidiary corporations of the Corporation:

                        (i) Any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation shall be considered to be a PARENT corporation of the Corporation, provided each such corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

                        (ii) Each corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation shall be considered to be a SUBSIDIARY of the Corporation, provided each such corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

II.     ADMINISTRATION OF THE PLAN

                (a) The Corporation's Board of Directors (the "Board") shall appoint a committee ("Committee") of two (2) or more non-employee Board members to assume full responsibility for the administration of the Plan. Members of the Committee shall serve for such period of time as the Board may determine and shall be subject to removal by the Board at any time.


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                (b)     The Committee as Plan Administrator shall have full
power and authority (subject to the express provisions of the Plan) to establish such rules and regulations as it may deem appropriate for the proper administration of the Plan and to make such determinations under, and issue such interpretations of, the Plan and any outstanding option grants or stock issuances as it may deem necessary or advisable. Decisions of the Plan Administrator shall be final and binding on all parties who have an interest in the Plan or any outstanding option or stock issuance thereunder.

III.    ELIGIBILITY FOR OPTION GRANTS

                (a) The persons eligible to receive option grants under the Plan are as follows:

(i) key employees (including officers and directors) of the Corporation (or its parent or subsidiary corporations) who render services which contribute to the success and growth of the Corporation (or its parent or subsidiary corporations) or which may reasonably be anticipated to contribute to the future success and growth of the Corporation (or its parent or subsidiary corporations);

(ii) the non-employee members of the Board or the non-employee members of the board of directors of any parent or subsidiary corporations; and

(iii) those independent consultants or other advisors who provide valuable services to the Corporation (or its parent or subsidiary corporations).

                (b) The Plan Administrator shall have full authority to determine which eligible individuals are to receive option grants under the Plan, the number of shares to be covered by each such grant, whether the granted option is to be an incentive stock option ("Incentive Option") which satisfies the requirements of Section 422 of the Internal Revenue Code or a non-statutory option not intended to meet such requirements, the time or times at which each such option is to become exercisable, and the maximum ten-n for which the option is to be outstanding.

IV.     STOCK SUBJECT TO THE PLAN

                (a) The stock issuable under the Plan shall be shares of the Corporation's authorized but unissued or reacquired Common Stock. The maximum number of shares which may be issued under the Plan shall not exceed 7,135,000 shares.(1) The total number


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        (1) Adjusted to reflect (i) the 1 for 2.5 reverse Common Stock split effected by the Company on August 18, 199 1, (ii) the 670,000 share increase authorized by the Board on March 18, 1992 and approved by the stockholders at the 1992 Annual Meeting, (iii) the 700,000 share increase authorized by the Board on January 13, 1993 and approved by the stockholders at the


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of shares issuable under the Plan shall be subject to
adjustment from time to time in accordance with Section IV(d) of the Plan.

                (b) In no event may the aggregate number of shares of Common Stock for which any one individual participating in the Plan may be granted stock options and separately exercisable stock appreciation rights exceed 1,250,000 shares in the aggregate over the remaining term of the Plan, subject to adjustment from time to time in accordance with Section IV(d) of the Plan. For purposes of such limitation, no stock options or stock appreciation rights granted prior to January 1, 1994 shall be taken into account.

                (c) Should an option expire or terminate for any reason prior to exercise in full (including options cancelled in accordance with the cancellation-regrant provisions of Section VIII of the Plan), the shares subject to the portion of the option not so exercised shall be available for subsequent option grants under the Plan. Unvested shares issued under the Plan and subsequently repurchased by the Corporation, at the option exercise price paid per share, pursuant to the Corporation's repurchase rights under the Plan, shall be added back to the number of shares of Common Stock reserved for issuance under the Plan and shall accordingly be available for reissuance through one or more subsequent option grants under the Plan. Shares subject to any option cancelled in accordance with Section IX of the Plan shall reduce on a share-for-share basis the number of shares of Common Stock available for subsequent option grants under this Plan. In addition, should the exercise price of an outstanding option under the Plan be paid with shares of Common Stock, then the number of shares of Common Stock available for issuance under the Plan shall be reduced by the gross number of shares for which the option is exercised, and not by the net number of shares of Common Stock actually issued to the option holder.

                (d) In the event any change is made to the Common Stock issuable under the Plan by reason of any stock split, stock dividend, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration, then appropriate adjustments shall be made to (I) the maximum number and/or class of securities issuable under the Plan, (II) the maximum number and/or class of securities for which stock options and separately exercisable stock appreciation


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1993 Annual Meeting, (iv) the 650,000 share increase authorized by the Board on
February 28, 1994 and approved by the stockholders at the 1994 Annual Meeting,
(v) the 500,000 share increase authorized by the Board on January 25, 1995, and approved by the stockholders at the 1995 Annual Meeting, (vi) the 1,200,000 share increase authorized by the Board on January 24, 1996 and approved by the stockholders at the 1996 Annual Meeting, (vii) the 800,000 share increase authorized by the Board on February 24, 1997 and approved by the stockholders at the 1997 Annual Meeting, (viii) the 855,000 share increase authorized by the Board on February 20, 1998 and approved by the stockholders at the 1998 Annual Meeting, and (iv) the 800,000 share increase authorized by the Board on January 13, 1999 and approved by the stockholders at the 1999 Annual Meeting. In no event, however, shall more than 5,232,158 shares of Common Stock be issued under the Plan after February 28, 1998, subject to adjustment under Section IV(d) in the event of changes in the Company's capital structure.


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rights may be granted to any one participant in the aggregate after December 31,
1993 and (III) the number and/or class of securities and exercise price per share in effect under each outstanding option in order to prevent the dilution or enlargement of benefits thereunder. The adjustments determined by the Plan Administrator shall be final, binding and conclusive.

        V.      TERMS AND CONDITIONS OF OPTIONS

                Options granted pursuant to the Plan shall be authorized by action of the Plan Administrator and may, at the Plan Administrator's discretion, be either Incentive Options or non-statutory options. Individuals who are not Employees (as defined in Section V.3.D below) may only be granted non-statutory options. Each granted option shall be evidenced by one or more instruments in the form approved by the Plan Administrator; provided, however, that each such instrument shall comply with the terms and conditions specified below. Each instrument evidencing an Incentive Option shall, in addition, be subject to the applicable provisions of Section VI.

                1.      Option Price.

                        A. The option price per share shall be fixed by the Plan Administrator, but in no event shall the option price per share be less than eighty-five percent (85%) of the fair market value of a share of Common Stock on the date of the option grant.

                        B. The option price shall become immediately due upon exercise of the option and shall, subject to the provisions of Section X and the instrument evidencing the grant, be payable in one of the alternative forms specified below:

                                (i) full payment in cash or check payable to the Corporation; or

                                (ii) full payment in shares of Common Stock held by the optionee for the requisite period necessary to avoid a charge to the Corporation's reported earnings and valued at fair market value on the Exercise Date (as such term is defined below); or

                                (iii) full payment through a combination of shares of Common Stock held by the optionee for the requisite period necessary to avoid a charge to the Corporation's reported earnings and valued at fair market value on the Exercise Date and cash or check payable to the Corporation; or

                                (iv)    full payment effected through a
        broker-dealer sale and remittance procedure pursuant to which the optionee shall provide irrevocable instructions (I) to a Corporation-designated brokerage firm to (A) effect the immediate sale of a sufficient number of the purchased shares to enable such firm to remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate option price payable for the purchased shares plus all applicable Federal and State income and employment


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        taxes required to be withheld by the Corporation in connection with such purchase and (B) remit those funds to the Corporation on the settlement date, and (II) to the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm.

                For purposes of this subparagraph B, the Exercise Date shall be the date on which written notice of the option exercise is received by the Corporation. Except to the extent the sale and remittance procedure is utilized in connection with the exercise of the option, payment of the option price for the purchased shares must accompany such notice.

                        C. The fair market value per share of Common Stock on any relevant date under subparagraph A or B (and for all other valuation purposes under the Plan) shall be determined in accordance with the following provisions:

                                (i) If the Common Stock is not at the time listed or admitted to trading on any national stock exchange but is traded on the Nasdaq National Market, the fair market value shall be the closing selling price per share of Common Stock on the date in question, as reported by the National Association of Securities Dealers on the Nasdaq National Market. If there is no reported closing selling price for the Common Stock on the date in question, then the closing selling price on the last preceding date for which such quotation exists shall be determinative of fair market value.

                                (ii)    If the Common Stock is at the time
        listed or admitted to trading on any national stock exchange, then the fair market value shall be the closing selling price per share of Common Stock on the date in question on the stock exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no reported sale of Common Stock on such exchange on the date in question, then the fair market value shall be the closing selling price on the exchange on the last preceding date for which such quotation exists.

                2. Term and Exercise of Options. Each option granted under the Plan shall be exercisable at such time or times, during such period, and for such number of shares as shall be determined by the Plan Administrator and set forth in the instrument evidencing such option; provided, however, that no such option shall have a term in excess of ten (10) years from the grant date.

                3. Limited Transferability of Options. During the lifetime of the optionee, Incentive Options shall be exercisable only by the optionee and shall not be assignable or transferable other than by will or by the laws of descent and distribution following the optionee's death. However, non-statutory options may, in connection with the optionee's estate plan, be assigned in whole or in part during the optionee's lifetime to one or more members of the optionee's immediate family or to a trust established exclusively for one or more such family


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members. The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate.

                4.      Effect of Termination of Service.

                        A. Should an optionee cease to remain in Service (as defined in subparagraph D below) for any reason (including death or permanent disability as defined in Section 22(e)(3) of the Internal Revenue
Code) while the holder of one or more outstanding options granted to such optionee under the Plan, then such option or options shall not (except to the extent otherwise provided pursuant to Section XI below) remain exercisable for more than a thirty-six (36)-month period (or such shorter period determined by the Plan Administrator and specified in the instrument evidencing the grant) following the date of such cessation of Service. Under no circumstances, however, shall any such option be exercisable after the specified expiration date of the option term. Each such option shall, during such thirty-six
(36)-month or shorter period, be exercisable only to the extent of the number of shares (if any) for which the option is exercisable on the date of the optionee's cessation of Service. Upon the expiration of such thirty-six
(36)-month or shorter period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be exercisable. However, the option shall, immediately upon the optionee's cessation of Service for any reason, terminate and cease to be outstanding for any option shares for which the option is not otherwise at that time exercisable.

                        B. Any outstanding option held by the optionee and exercisable in whole or in part on the date of his or her death may be subsequently exercised, but only to the extent of the number of shares (if any) for which the option is exercisable on the date of the optionee's cessation of Service (less any option shares subsequently purchased by the optionee prior to death), by the personal representative of the optionee's estate or by the person or persons to whom the option is transferred pursuant to the optionee's will or in accordance with the laws of descent and distribution. The right to exercise the option for those shares shall terminate upon the earlier of (i) the third anniversary of the date of the optionee's cessation of Service or (ii) the specified expiration date of the option term.

                        C. Notwithstanding subparagraphs A and B above, the Plan Administrator shall have complete discretion, exercisable either at the time the option is granted or at any time while the option remains outstanding, to permit one or more options held by the optionee under the Plan to be exercised, during the limited period of exercisability provided under Section V.4.A above, not only with respect to the number of shares for which each such option is exercisable at the time of the optionee's cessation of Service but also with respect to one or more subsequent installments for which the option would otherwise have become exercisable had such cessation of Service not occurred.


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                        D.      For purposes of the foregoing provisions of this
Section V. 4 (and all other provisions of the Plan), the optionee shall be deemed to remain in the SERVICE of the Corporation for so long as such individual renders services on a periodic basis to the Corporation or any parent or subsidiary corporation in the capacity of an Employee, a non-employee member of the board of directors or an independent consultant or advisor, unless the option agreement evidencing the option grant and/or the purchase agreement evidencing the purchased option shares specifically provides otherwise. The optionee shall be considered to be an EMPLOYEE for so long as such individual remains in the employ of the Corporation or one or more of its parent or subsidiary corporations, subject to the control and direction of the employer entity as to the work to be performed and as to the manner and method of performance.

                5. Stockholder Rights. An optionee shall have none of the rights of a stockholder with respect to any shares covered by the option until such individual shall have exercised the option and paid the option price for the purchased shares.

                6. Repurchase Rights. Unvested shares of Common Stock may be issued under the Plan which are subject to repurchase by the Corporation in accordance with the following provisions:

                        (a) Upon the optionee's cessation of Service while holding unvested shares under the Plan, the Corporation shall have the right to repurchase any or all of those unvested shares at the option price paid per share. The terms and conditions upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Plan Administrator and set forth in the instrument evidencing such repurchase right.

                        (b) All of the Corporation's outstanding repurchase rights shall automatically terminate, and all shares subject to such terminated rights shall immediately vest in full, upon the occurrence of any Corporate Transaction under Section VII of this Plan, except to the extent: (i) any such repurchase right is to be assigned to the successor corporation (or parent thereof) in connection with the Corporate Transaction or (ii) such accelerated vesting is precluded by other limitations imposed by the Plan Administrator at the time the repurchase right is issued.

                        (c) The Plan Administrator shall have the discretionary authority, exercisable either before or after the optionee's cessation of Service, to cancel the Corporation's outstanding repurchase rights with respect to any or all unvested shares purchased or purchasable by the optionee under the Plan and thereby accelerate the vesting of those shares in whole or in part at any time.

VI.     INCENTIVE OPTIONS.

               The terms and conditions specified below shall be applicable to all Incentive Options granted under the Plan. Incentive Options may only be granted to individuals who are Employees. Options which are specifically designated as "non-statutory" options when issued under the Plan shall not be subject to such terms and conditions.


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                        (a)     Option Price. The option price per share of the
Common Stock subject to an Incentive Option shall in no event be less than one hundred percent (100%) of the fair market value of a share of Common Stock on the date of grant.

                        (b) Dollar Limitation. The aggregate fair market value (determined as of the respective date or dates of grant) of the Common Stock for which one or more options granted to any Employee under this Plan (or any other option plan of the Corporation or its parent or subsidiary corporations) may for the first time become exercisable as incentive stock options under the Federal tax laws during any one calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000). To the extent the Employee holds two or more such options which become exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability of such options as incentive stock options under the Federal tax laws shall be applied on the basis of the order in which such options are granted. Should the number of shares of Common Stock for which an Incentive Option first becomes exercisable in any calendar year exceed the applicable One Hundred Thousand Dollar ($100,000) limitation, the option may nevertheless be exercised for those excess shares in such calendar year as a nonstatutory option.

                        (c) 10% Stockholder. If any individual to whom the Incentive Option is granted is the owner of stock (as determined under Section 424(d) of the Internal Revenue Code) possessing ten percent (10%) or more of the total combined voting power of all classes of stock of the Corporation or any one of its parent or subsidiary corporations, then the option price per share shall not be less than one hundred and ten percent (110%) of the fair market value per share of Common Stock on the grant date, and the option term shall not exceed five (5) years, measured from such grant date.

                Except as modified by the preceding provisions of this Section VI, all the provisions of the Plan shall be applicable to the Incentive Options granted hereunder.

VII.    CORPORATE TRANSACTION/CHANGE IN CONTROL

                        (a)     In the event of any of the following
transactions (a "Corporate Transaction"):

                                (i) a merger or consolidation in which the Corporation is not the surviving entity, except for a transaction the principal purpose of which is to change the State of the Corporation's incorporation,

                                (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Corporation in liquidation or dissolution of the Corporation, or

                                (iii)   any reverse merger in which the
        Corporation is the surviving entity but in which fifty percent (50%) or more of the Corporation's outstanding voting stock is transferred to persons different from those who held the stock immediately prior to such merger,


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each outstanding option under the Plan shall automatically accelerate so that each such option shall, immediately prior to the specified effective date for the Corporate Transaction, become exercisable for the total number of shares of Common Stock at the time subject to such option and may be exercised for all or any portion of those shares as fully-vested shares of Common Stock. However, an outstanding option under the Plan shall not so accelerate if and to the extent:
(i) such option is, in connection with the Corporate Transaction, either to be assumed by the successor corporation or parent thereof or be replaced with a comparable option to purchase shares of the capital stock of the successor corporation or parent thereof or (ii) the acceleration of such option is subject to other applicable limitations imposed by the Plan Administrator at the time of grant. The determination of comparability under clause (i) above shall be made by the Plan Administrator and its determination shall be final, binding and conclusive.

                        (b) Each outstanding option under the Plan which is assumed in connection with the Corporate Transaction or is otherwise to continue in effect shall be appropriately adjusted, immediately after such Corporate Transaction, to apply and pertain to the number and class of securities which would have been issued, in consummation of such Corporate Transaction, to an actual holder of the same number of shares of Common Stock as are subject to such option immediately prior to such Corporate Transaction. Appropriate adjustments shall also be made to the option price payable per share, provided the aggregate option price payable for such securities shall remain the same. In addition, the class and number of securities available for issuance under the Plan on both an aggregate and per participant basis shall be appropriately adjusted to reflect the effect of the Corporate Transaction upon the Corporation's capital structure.

                        (c) In connection with any Change in Control (as defined below), the Plan Administrator shall have full power and authority, exercisable either at the time the option is granted or at any time while the option remains outstanding, to provide for the automatic acceleration of each outstanding option under the Plan so that each such option shall, immediately prior to the effective date of the Change in Control, become exercisable for the total number of shares at the time subject to such option and may be exercised for all or any portion of those shares as fully-vested shares of Common Stock. The Plan Administrator shall also have full power and authority to condition such option acceleration, and the termination of any of the Corporation's repurchase rights with respect to any unvested shares purchased or purchasable under the Plan, upon the subsequent termination of the optionee's Service within a designated period following the Change in Control.

                A CHANGE IN CONTROL shall be deemed to occur in the event:

                                (i) twenty-five percent (25%) or more of the Corporation's outstanding voting stock is acquired pursuant to a tender or exchange offer (A) which is made directly to the Corporation's stockholders by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by or is under common control with, the Corporation) and (B) which the Board does not recommend the stockholders to accept; or


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                                (ii)    there is a change in the composition of
        the Board over a period of twenty-four (24) consecutive months or less such that a majority of the Board members ceases, by reason of one or more proxy contests for the election of Board members, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time such election or nomination was approved by the Board.

                        (d) Immediately following the consummation of a Corporate Transaction, all outstanding options under the Plan shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation or its parent company. Upon a Change in Control, each outstanding option accelerated pursuant to subsection VII(C) above shall remain fully exercisable until the expiration or sooner termination of the option term specified in the agreement evidencing such grant.

                        (e) The exercisability as incentive stock options under the Federal tax laws of any options accelerated in connection with a Corporate Transaction or Change in Control shall remain subject to the dollar limitation of Section VI(b) of the Plan. To the extent such dollar limitation is exceeded, the accelerated option shall be exercisable as a non-statutory option under the Federal tax laws.

                        (f) The grant of options under this Plan shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

VIII.   CANCELLATION AND REGRANT OF OPTIONS

                The Plan Administrator shall have the authority to effect, at any time and from time to time, with the consent of the affected optionees, the cancellation of any or all outstanding options under the Plan and to grant in substitution therefor new options under the Plan covering the same or different numbers of shares of Common Stock but having an option price per share not less than (i) eighty-five percent (85%) of the fair market value per share of the Common Stock on the new grant date or (ii) one hundred percent (I 00%) of such fair market value in the case of an Incentive Option or (iii) one hundred and ten percent (110%) of such fair market value in the case of an Incentive Option granted to a 10% Stockholder.

IX.     STOCK APPRECIATION RIGHTS

                (a) Provided and only if the Plan Administrator determines in its discretion to implement the stock appreciation right provisions of this
Section IX, one or more optionees may be granted the right, exercisable upon such terms and conditions as the Plan Administrator may establish, to surrender all or part of an unexercised option under the Plan in exchange for a distribution from the Corporation in an amount equal to the excess of (i) the fair


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market value (on the option surrender date) of the number of shares in which the optionee is at the time vested under the surrendered option (or surrendered portion thereof) over (ii) the aggregate option price payable for such vested shares.

                        (b) No surrender of an option shall be effective hereunder unless it is approved by the Plan Administrator. If the surrender is so approved, then the distribution to which the optionee shall accordingly become entitled under this Section IX may be made in shares of Common Stock valued at fair market value on the option surrender date, in cash, or partly in shares and partly in cash, as the Plan Administrator shall in its sole discretion deem appropriate.

                        (c) If the surrender of an option is rejected by the Plan Administrator, then the optionee shall retain whatever rights the optionee had under the surrendered option (or surrendered portion thereof) on the option surrender date and may exercise such rights at any time prior to the later of
(i) five (5) business days after the receipt of the rejection notice or (ii) the last day on which the option is otherwise exercisable in accordance with the terms of the instrument evidencing such option, but in no event may such rights be exercised more than ten (10) years after the date of the option grant.

                        (d) One or more officers of the Corporation subject to the short-swing profit restrictions of the Federal securities laws may, in the Plan Administrator's sole discretion, be granted limited stock appreciation rights in tandem with their outstanding options under the Plan. Upon the occurrence of a Hostile Take-Over, each outstanding option with such a limited stock appreciation right shall automatically be cancelled, to the extent such option is at the time exercisable for fully-vested shares of Common Stock (including any shares which may vest in connection with such Hostile Take-Over). The optionee shall in return be entitled to a cash distribution from the Corporation in an amount equal to the excess of (i) the Take-Over Price of the vested shares of Common Stock at the time subject to the cancelled option (or cancelled portion of such option) over (ii) the aggregate exercise price payable for such shares. The cash distribution payable upon such cancellation shall be made within five (5) days following the consummation of the Hostile Take-Over. The Plan Administrator shall pre-approve, at the time the limited stock appreciation right is granted, the subsequent exercise of that right in accordance with the terms of the grant and the provisions of this Section IX(d). No additional approval of the Plan Administrator or the Board shall be required at the time of the actual option cancellation and cash distribution. The balance of the option (if any) shall continue to remain outstanding and exercisable in accordance with the terms and conditions of the instrument evidencing such grant.

                        (e) For purposes of Section IX(d), the following definitions shall be in effect:

                        A HOSTILE TAKE-OVER shall be deemed to occur in the event any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) directly or indirectly acquires beneficial ownership (within the


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        meaning of Rule 13d-3 of the Securities Exchange Act of 1934) of
        securities possessing more than twenty-five percent (25%) of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's stockholders which the Board does not recommend such stockholders to accept.

                        The TAKE-OVER PRICE per share shall be deemed to be equal to the greater of (a) the fair market value per share on the date of cancellation, as determined pursuant to the valuation provisions of
        Section V.I.C, or (b) the highest reported price per share paid by the acquiring entity in effecting such Hostile Take-Over. However, to the extent the cancelled option is an Incentive Option, the Take-Over Price shall not exceed the clause (a) price per share.

                (f) The shares of Common Stock subject to any option surrendered or cancelled for an appreciation distribution pursuant to this
Section IX shall not be available for subsequent option grant under the Plan.

X.      LOANS OR INSTALLMENT PAYMENTS

                The Plan Administrator may, in its discretion, assist any optionee (including any officer or director of the Corporation) in the exercise of one or more options granted to such individual under the Plan, including the satisfaction of any Federal and State income and employment tax obligations arising therefrom, by (i) authorizing the extension of a loan from the Corporation to such optionee or (ii) permitting the optionee to pay the option price for the purchased Common Stock in installments over a period of years. The terms of any such loan or installment method of payment (including the interest rate and terms of repayment) will be upon such terms as the Plan Administrator specifies in the applicable option agreement or otherwise deems appropriate under the circumstances. Loans or installment payments may be granted with or without security or collateral (other than to individuals who are independent consultants or advisors, in which event the loan must be adequately secured by collateral other than the purchased shares). However, the maximum credit available to the optionee may not exceed the option price of the acquired shares (less the par value of those shares) plus any Federal and State income and employment tax liability incurred by the optionee in connection with the exercise of the option.

XI.     EXTENSION OF EXERCISE PERIOD

                The Plan Administrator shall have full power and authority, to extend the period of time for which the option is to remain exercisable following the optionee's cessation of Service from the thirty-six (36) month or shorter period set forth in the option agreement to such greater period of time as the Plan Administrator shall deem appropriate. In no event, however, shall such option be exercisable after the specified expiration date of the option term.


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
XII.    AMENDMENT OF THE PLAN

                The Board shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects whatsoever; provided, however, that no such amendment or modification shall, without the consent of the holders, adversely affect rights and obligations with respect to options at the time outstanding under the Plan. In addition, certain amendments may require stockholder approval pursuant to applicable laws or regulations.

XIII.   EFFECTIVE DATE AND TERM OF PLAN

                        (a) The Plan was initially adopted by the Board on July 19, 1988 and approved by the Corporation's stockholders on March 29, 1989. The Plan was subsequently amended by the Board on July 18, 1990, and such amendment was approved by the Corporation's stockholders in October, 1990. In January 1991, the Plan was again amended to increase by 480,000 shares the number of shares of Common Stock issuable under the Plan, and such share increase was approved by the Corporation's stockholders on March 20, 1991. The Board further amended the Plan on May 22, 1991, with such amendments to become effective as of the date the Corporation's Common Stock first became traded on the Nasdaq National Market, in order to revise certain provisions previously required when the Plan was subject to the permit requirements of the California Corporations Department. On March 18, 1992, the Plan was amended and restated in its entirety, including an increase of 670,000 shares to the number of shares of Common Stock issuable thereunder. The 1992 restatement, including the 670,000 share increase, was approved by the stockholders at the 1992 Annual Meeting. On January 13, 1993, the Board amended the Plan to increase by an additional 700,000 shares the number of shares of Common Stock issuable under the Plan, and such share increase was approved by the stockholders at the 1993 Annual Meeting. On February 28, 1994, the Board amended the Plan to increase by an additional 650,000 shares the number of shares of Common Stock issuable under the Plan, and such increase was approved by the stockholders at the 1994 Annual Meeting. On January 25, 1995, the Board amended the Plan to increase by an additional 500,000 shares the number of shares of Common Stock issuable under the Plan, and such increase was approved by the stockholders at the 1995 Annual Meeting. On January 24, 1996, the Board adopted an amendment which increased the number of shares of Common Stock issuable under the Plan by an additional 1,200,000 shares, and such increase was approved by the stockholders at the 1996 Annual Meeting.

                On February 24, 1997, the Board adopted a series of amendments to the Plan (the "1997 Amendments") which (i) increased the number of shares of Common Stock reserved for issuance over the term of the Plan by an additional 800,000 shares, (ii) rendered non-employee Board members serving as Plan Administrator eligible to receive option grants under the Plan, (iii) allowed unvested shares issued under the Plan and subsequently repurchased by the Corporation at the option exercise price paid per share to be reissued under the Plan, (iv) removed certain restrictions on the eligibility of non-employee Board members to serve as Plan Administrator, (v) extended the term of the Option Plan from July 19, 1998 to December 31, 2002 and (vi) effected a series of additional changes to the provisions of the Plan (including the stockholder approval requirements, the transferability of non-statutory stock options and the


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
elimination of the six (6)-month holding period requirement as a condition to the exercise of stock appreciation rights) in order to take advantage of the recent amendments to Rule 16b-3 of the 1934 Act which exempts certain officer and director transactions under the Plan from the short-swing liability provisions of the federal securities laws. The 1997 Amendments were approved by the Corporation's stockholders at the 1997 Annual Meeting.

                On February 20, 1998, the Board authorized an increase of 855,000 shares of Common Stock to the share reserve under the Plan, and such increase was approved by the stockholders at the 1998 Annual Meeting.

                On January 13, 1999, the Board authorized an increase of 800,000 shares of Common Stock to the share reserve under the Plan, subject to stockholder approval at the 1999 Annual Meeting (the "1999 Amendment"). No options granted on the basis of the 1999 Amendment shall vest or become exercisable unless and until such stockholder approval of the 1999 Amendment is obtained. The 1999 Amendment was approved by the stockholders at the 1999 Annual Meeting held on May 20, 1999.

                        (b) The provisions of the 1992 restatement and of each subsequent amendment to the Plan shall apply only to stock options and stock appreciation rights granted under the Plan from and after the applicable effective date of such restatement or amendment. All stock options and stock appreciation rights issued and outstanding under the Plan immediately prior to each such effective date shall continue to be governed by the terms and conditions of the Plan (and the respective agreements evidencing each such option or stock appreciation right) as in effect on the date each such option or stock appreciation right was previously granted, and nothing in the 1992 restatement or in any subsequent amendment shall be deemed to affect or otherwise modify the rights or obligations of the holders of such prior options or stock appreciation rights with respect to their acquisition of shares of Common Stock under such options or their exercise of such stock appreciation rights. However, the Plan Administrator may, in its discretion, modify stock option or stock appreciation right issued and outstanding immediately prior to the effective date of the 1992 restatement or any subsequent amendment to include one or more provisions to the Plan added by such restatement or amendment.

                        (c)     Unless sooner terminated in accordance with
Section VII, the Plan shall terminate upon the earlier of (i) December 31, 2002 or (ii) the date on which all shares available for issuance under the Plan shall have been issued or cancelled pursuant to the exercise, surrender of cash-out of the stock options and stock appreciation rights granted hereunder. If the date of termination is determined under clause (i) above, then each stock option or stock appreciation right outstanding on such date shall thereafter continue to have force and effect in accordance with the provisions of the instruments evidencing such grant.

                        (d) Options may be granted under this Plan to purchase shares of Common Stock in excess of the number of shares then available for issuance under the Plan, provided any excess shares actually issued under the Plan are held in escrow until stockholder approval is obtained for a sufficient increase in the number of shares available for issuance under the Plan. If such stockholder approval is not obtained within twelve (12) months after the date the first such excess option grants are made, then (I) any unexercised excess options shall terminate and cease to be exercisable and (11) the Corporation shall promptly refund the purchase price paid for any excess shares actually issued under the Plan and held in escrow, together with interest (at the applicable Short Term Federal Rate) for the period the shares were held in escrow.

XIV.    USE OF PROCEEDS

                Any cash proceeds received by the Corporation from the sale of shares pursuant to options granted under the Plan shall be used for general corporate purposes.

XV.     REGULATORY APPROVALS

                The implementation of the Plan, the granting of any stock option or stock appreciation right hereunder, and the issuance of stock upon the exercise of any such option or stock appreciation right shall be subject to the procurement by the Corporation of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the options and stock appreciation rights granted under it and the stock issued pursuant to it.


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